Exhibit 5.1

[Goodwin Procter LLP Letterhead]

July 13, 2004

Perini Corporation

73 Mt. Wayte Avenue

Framingham, Massachusetts 01701

Re:	Legality of Securities to be Registered Under Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished in our capacity as counsel to Perini Corporation, a Massachusetts corporation (the “Company”), in connection with the Company’s registration statement on Form S-1 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which relates to the sale from time to time of up to an aggregate of 11,404,409 shares of common stock, par value $1.00 per share (the “Shares”), by the selling stockholders named in the prospectus contained in the Registration Statement.

In connection with rendering this opinion, we have examined (i) the Restated Articles of Organization of the Company, as amended, (ii) the Amended and Restated By-laws of the Company, as amended, (iii) such records of the corporate proceedings of the Company as we deemed material, (iv) the Registration Statement and the exhibits thereto, and (v) such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such copies and the authenticity of telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or representatives or officers thereof.

We are attorneys admitted to practice in the Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and the Commonwealth of Massachusetts, and we express no opinion with respect to the blue sky or securities laws of any state, including, without limitation, Massachusetts.

Based upon the foregoing, we are of the opinion that the Shares are validly issued, fully paid and nonassessable under the Massachusetts Business Corporation Law.

The opinions expressed herein are being furnished to you solely for your benefit in connection with the Registration Statement, and may not be used or relied upon by you for any other purpose.

We hereby consent to being named as counsel to the Company in the Registration Statement, to the reference therein to our firm under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/    Goodwin Procter LLP

GOODWIN PROCTER LLP